US AIRWAYS, GECAS, AND GEES REACH AGREEMENT ON

AIRCRAFT FLEET AND FINANCING PACKAGE

Airline Would Gain Short-Term Liquidity, Aircraft Debt Service and Lease Savings,

Regional Jet Leasing, and Preserve Vast Majority of Existing Fleet

ARLINGTON, Va., Nov. 26, 2004 -- US Airways Group Inc., GE Capital Aviation Services (GECAS), and GE Engine Services (GEES) have reached a comprehensive agreement on aircraft leasing and financing, and engine services, which will provide the airline with short-term liquidity, reduce debt, lower aircraft ownership costs, enhanced engine maintenance services and leases for new regional jets, while preserving the vast majority of US Airways' mainline fleet owned by GECAS.

If approved by the U.S. Bankruptcy Court and all conditions are met, the transaction will provide US Airways with $140 million in interim liquidity through a new bridge facility and the deferral of aircraft debt and lease payments coming due over the next six months. In total, US Airways expects the agreement to provide over $80 million in annual cash savings and aircraft ownership and engine maintenance costs. In addition, GECAS will lease up to 31 new 70 and 90-seat regional jet aircraft to US Airways over the next three years, and US Airways would return 25 of its 281 mainline aircraft over the same time period. The agreement calls for the return of 10 Airbus 319s in 2005, and 15 Boeing 737-300s in 2006 and 2007.

In exchange for these significant commitments by GECAS and GEES, upon successful emergence from Chapter 11, US Airways would issue to GECAS a 15-year convertible note for between $125 and $216 million, depending on future lease options selected by US Airways.

The agreement was filed with the U.S. Bankruptcy Court of the Eastern District of Virginia today and requires court approval by Dec. 17, 2004. In addition to court approval, the agreement requires that by Jan. 14, 2005, the company achieve a series of cost reductions and restructuring milestones, and it must complete its judicial restructuring and exit Chapter 11 by June 30, 2005.

"The fact that GECAS remains committed to working with us is an enormous boost for our restructuring efforts and the implementation of our Transformation Plan," said Bruce R. Lakefield, US Airways president and chief executive officer. "We still have a lot of work to do, beginning with the completion of labor negotiations with those remaining unions that still do not have cost-savings agreements in place.

"In the short term, we can return the 10 Airbus aircraft in 2005 on a schedule that will not impact our customers and will be consistent with our plans to increase aircraft utilization and point-to-point flying next year. The gradual return of 15 older 737-300s over the next three years, coupled with the regional jet financing agreement, will allow us to return to a path of moderate regional jet growth, enabling us to effectively serve smaller routes or develop new markets," said Lakefield.

Certain of the statements contained herein should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect the current views of US Airways Group (the "company") with respect to current events and financial performance. You can identify these statements by forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "plan," "could," "should," and "continue" or similar words. These forward-looking statements may also use different phrases. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the company's operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the company to continue as a going concern; the ability of the company to obtain and maintain any necessary financing for operations and other purposes, whether debtor-in-possession financing or other financing; the ability of the company to maintain adequate liquidity; the ability of the company to absorb escalating fuel costs; the company's ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the ability of the company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceedings; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the company to obtain and maintain normal terms with vendors and service providers; the company's ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 proceedings on the company's liquidity or results of operations; the ability of the company to operate pursuant to the terms of its financing facilities (particularly the financial covenants); the ability of the company to fund and execute its Transformation Plan during the Chapter 11 proceedings and in the context of a plan of reorganization and thereafter; the ability of the company to attract, motivate and/or retain key executives and associates; the ability of the company to attract and retain customers; the ability of the company to maintain satisfactory labor relations; demand for transportation in the markets in which the company operates; economic conditions; labor costs; financing availability and costs; security-related and insurance costs; competitive pressures on pricing (particularly from lower-cost competitors) and on demand (particularly from low-cost carriers and multi-carrier alliances); weather conditions; government legislation and regulation; impact of the Iraqi war and the Iraqi occupation; other acts of war or terrorism; and other risks and uncertainties listed from time to time in the company's reports to the SEC. There may be other factors not identified above of which the company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The company assumes no obligation to update such estimates to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law. Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the company's various pre-petition liabilities, common stock and/or other equity securities. Accordingly, the company urges that the appropriate caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.

NUMBER: 4854